Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into on August 1, 2003, by and between Doctors Practice Management, Inc., a Texas corporation. (the “Company”) and Tammy Danberg-Farney (the “Employee”).

1.	EMPLOYMENT. The Company hereby agrees to employ the Employee and Employee hereby accepts employment as in-house corporate counsel. The Employee shall report directly and exclusively to the Chief Executive Officer of the Company.

2.	TERM. Unless terminated earlier pursuant to paragraph 4, the term of employment shall be for a period of 2 years and thereafter shall automatically renew for like periods of time unless written notice is given by either party 30 days prior to the termination of the primary term or prior to the expiration of any subsequent primary term.

3.	COMPENSATION & OTHER BENEFITS. As compensation, Employee shall receive the following:

•	An annual salary of $120,000 for the first 90 days of employment, after the expiration of such 90-day period the annual salary shall increase to $150,000.

•	Fifteen (15) working days of paid vacation.

•	A stock option for the purchase of up to One Hundred Thousand (100,000) shares of the common stock of Dynacq International, Inc. Said options shall vest in increments of 20,000 shares on each anniversary date of her employment and may be exercised at the average price per share on the date of the execution of this agreement. Such shares shall be unrestricted and may be exercised through a cashless exchange. In the event the Employee’s employment is terminated, vested options may be exercised for 90 days after the termination of employment and shall thereafter lapse.

•	The right to participate in any Medical benefit plan, company incentive bonus, 401K, and/or pension plan offered by the Company to officers and senior management.

•	A separate office with a window and the right to her own personal competent secretary/paralegal.

•	A monthly expense check in the amount of $2,500.00 which Employee will place into an expense account to be used for miscellaneous legal department expenses and accounted for on a monthly basis.

4.	TERMINATION OF EMPLOYMENT

•	The Company may only terminate this Agreement for Cause. “Cause” is defined as: (i) the Employee has knowingly committed a serious act, such as fraud, embezzlement or theft, against the Company, intending to enrich herself at the expense of the Company; (ii) the Employee is knowingly involved in a transaction in connection with the performance of her duties that is adverse to the interests of the Company and is engaged in for personal profit; or (iii) the Employee has knowingly caused material injury to the Company.

•	The Employee may voluntarily terminate her employment under this Agreement at any time by providing written notice to the Company.

/s/ TAMMY DANBERG-FARNEY
Tammy Danberg-Farney

Doctors Practice Management, Inc.

By:	/s/ PHILIP CHAN
Name:	Mr.Philip Chan
Title:	Vice President